Exhibit (10-2)

The Procter & Gamble Performance Stock Program Summary

PERFORMANCE STOCK PROGRAM SUMMARY

The Performance Stock Program (“PSP”) is a part of The Procter & Gamble Company’s (the “Company”) long-term incentive compensation and is designed to provide additional focus on key Company measures for top executives with senior management responsibility for total Company results. Awards granted under the PSP (“PSP Awards”) are made pursuant to authority delegated to the Compensation & Leadership Development Committee (the “C&LD Committee”) by the Board of Directors for determining compensation for the Company’s principal officers and for making awards under the Procter & Gamble 2009 Stock and Incentive Compensation Plan (the “2009 Plan”) or any successor stock plan approved in accordance with applicable listing standards. To the extent awarded under the 2009 Plan, the PSP Awards are Performance Awards (as defined in the 2009 Plan).

I.    ELIGIBILITY

The Chairman of the Board and Chief Executive Officer and those principal officers at Band 7 or above recommended by management and approved by the C&LD Committee are eligible to participate (“Participants”).

II.    OVERVIEW

PSP rewards Participants for Company performance against certain three-year performance goals in categories established by the C&LD Committee. The C&LD Committee sets these performance goals for each three-year period that begins on July 1 and ends on June 30 three years later (“Performance Period”). In the first year of each Performance Period, the C&LD Committee grants Performance Stock Units (“PSUs”) to Participants that will vest at the end of the Performance Period based on the Company’s performance relative to the pre-established performance goals (“Initial PSU Grant”). The number of PSUs that vest at the end of the Performance Period depends on the Company’s performance against the pre-established performance goals. Vested PSUs are converted into shares of the Company’s common stock (“Common Stock”) delivered to the applicable Participant within 60 days following the end of the Performance Period, or such later date as may be elected by the Participant in accordance with Section 409A of the Internal Revenue Code (“Section 409A”).

III.    THE INITIAL PSU GRANT

The C&LD Committee has the sole discretion to establish the target award (“PSP Target”) for each Participant. The PSP Target will be a cash amount and will be the basis for the Initial PSU Grant. The C&LD Committee will make the Initial PSU Grant on the last business date in February (“Grant Date”) following the beginning of each Performance Period. The Initial PSU Grant will set forth a target and maximum number of PSUs. The Initial PSU Grant target will be determined by dividing the PSP Target by the price of the Company’s Common Stock as determined by the Regulations of the Compensation and Leadership Development Committee for the 2009 Plan, rounding to the nearest whole unit. The Initial PSU Grant maximum will be two times the Initial PSU Grant target.

IV.	PERFORMANCE CATEGORIES

The PSP Award is based on the Company’s performance in each of the following categories (each a “Performance Category”):

•	Organic sales growth (percentile rank in peer group)

•	Before-tax operating profit growth

•	Core earnings per share (EPS) growth

•	Free cash flow productivity

Within the first 90 days of each Performance Period, the C&LD Committee sets three-year performance goals (“Performance Goals”) for each Performance Category for such Performance Period and establishes a sliding scale to measure the Company’s performance against each Performance Goal in each Performance Category. The C&LD Committee uses the sliding scale to establish a payout factor between 0% and 200% for each Performance Category ( a “Sales Factor”, “Profit Factor”, “EPS Factor” and “Cash Flow Factor”, collectively, “Performance Factors”).

In all cases, the C&LD Committee retains the discretion to include or exclude certain of the Performance Categories for purposes of determining the PSP Award. The C&LD Committee may reduce or eliminate any payment if it determines that such payout is inconsistent with long-term shareholders’ interests.

V.     PSU VESTING AND PAYMENT

After the Performance Period is complete, the C&LD Committee will establish the Payout Factors for each of the Performance Categories based on the Company’s results versus the pre-established Performance Goals. The number of PSUs that vest will be determined by multiplying the average of the Performance Factors by the number of PSUs in the Initial PSU Grant target, rounding up to the nearest whole number. The number of PSUs that vest may be equal to, above or below the Initial PSU Grant target depending on the Company’s performance in the Performance Categories, but in no event more than the Initial PSU Grant maximum. Vested PSUs are converted into shares of Common Stock delivered to the applicable Participant within 60 days following the end of the Performance Period, or such later date as may be elected by the Participant in accordance with Section 409A.

VI.     SEPARATION FROM THE COMPANY (Defined terms shall have the meaning designated in the 2009 Plan or related award documents)

•	Retirement or Special Separation (less than age 55 and therefore not eligible for regular retirement) prior to payment:

o	The Participant must be an active employee through June 30th of the first year of the Performance Period.

o	The PSP Award will vest and be paid according to the terms and conditions set forth herein.

o	The Participant must comply with all terms and conditions set forth in the 2009 Plan, including those set forth in Article F.

•	Death prior to payment:

o	All PSP Awards will vest and be paid to the decedent’s estate according to the terms and conditions set forth herein, and shall be subject to the terms and conditions set forth in the 2009 Plan,

including those set forth in Article F.

•	Voluntary resignation or termination for cause:

o	If a Participant voluntarily resigns or is terminated for cause prior to the completion of the Performance Period, the PSP Award shall be void.

o
If a Participant voluntarily resigns or is terminated for cause after the Performance Period is complete, but prior to payment, the PSP Award shall vest and be paid according to the terms and conditions set forth herein.

o	The Participant must comply with all terms and conditions set forth in the 2009 Plan, including those set forth in Article F.

VII.    CHANGE IN CONTROL

Notwithstanding the foregoing, if there is a Change in Control that meets the requirements of a change in control event under Section 409A, all outstanding PSP Awards will vest at 100% of the Initial PSU Grant target (or 100% of the PSP Target if the Change in Control occurs prior to the Initial PSU Grant) and shall be paid in shares of Common Stock at the time of such Change in Control. If there is a Change in Control event that does not meet the requirements of a change in control event under Section 409A, all outstanding PSP Awards will be settled according to the terms and conditions set forth herein, without the application of Article L, Paragraph 4 of the Plan. “Change in Control” shall have the same meaning as defined in the 2009 Plan or any successor stock plan approved in accordance with applicable listing standards.

VIII.    GENERAL TERMS AND CONDITIONS

It shall be understood that the PSP does not give to any officer or employee any contract rights, express or implied, against any Company for any PSP Award, or for compensation in addition to the salary paid to him or her, or any right to question the action of the Board of Directors or the C&LD Committee.

Each PSP Award made to an individual at Band 7 and above is subject to the Senior Executive Recoupment Policy adopted by the C&LD Committee in December 2006.

To the extent applicable, it is intended that the PSP comply with the provisions of Section 409A. The PSP will be administered and interpreted in a manner consistent with this intent. Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the PSP to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant under the PSP may not be reduced by, or offset against, any amount owing by a Participant to the Company.

This program document may be amended at any time by the C&LD Committee.